CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of Managers AMG Chicago Equity Partners Mid-Cap Fund, Managers AMG Chicago Equity Partners Balanced Fund, Managers High Yield Fund, Managers Fixed Income Fund, Managers Short Duration Government Fund, and Managers Intermediate Duration Government Fund (constituting Managers Trust II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

Philadelphia, Pennsylvania

April 28, 2011